Exhibit 99.1

Bruker Announces Agreement to Acquire Veeco’s Scanning Probe Microscopy (SPM) and Optical Industrial Metrology (OIM) Scientific Instruments Business

BILLERICA, Massachusetts, August 16, 2010 (BUSINESS WIRE) — Bruker Corporation (NASDAQ: BRKR) today announces the signing of an agreement to acquire the Scanning Probe Microscopy (SPM) and Optical Industrial Metrology (OIM) instruments business from Veeco Instruments, Inc. (NASDAQ: VECO) for $229 million in cash. The transaction has been approved by the Boards of Directors of both companies and is expected to close during the fourth quarter of 2010, pending regulatory review and subject to customary closing conditions.

The worldwide SPM and OIM instruments business to be acquired by Bruker from Veeco consists of the industry leading SPM instruments business, headquartered in Santa Barbara, California, and leading OIM product lines developed in Tucson, Arizona, as well as Veeco’s associated global SPM/OIM field sales and support organization.

The combined SPM and OIM instruments business is forecasted to contribute revenues of greater than $130 million, and adjusted operating margins (excluding related acquisition, restructuring, relocation and non-cash intangible amortization expenses) of greater than 15% to Bruker in the year 2011.  The Veeco SPM and OIM instruments business in 2009 geographically derived its revenues approximately 38% from Asia-Pacific, 31% from the Americas, and 31% from Europe, and in terms of customer type approximately 45% from applied/industrial customers and 55% from academic/government customers.  Bruker estimates that the acquisition will be two to four cents accretive to 2011 GAAP EPS, and six to eight cents accretive to 2011 adjusted EPS.

After the closing of the acquisition, Bruker intends to continue to operate the SPM and OIM instruments business in California and Arizona.  Bruker expects to retain the vast majority of the present SPM and OIM business management, operations, research and development, sales and marketing, as well as global applications and service personnel, and to integrate the SPM and OIM division’s international field sales and support staff with Bruker’s existing country sales offices, applications laboratories and service centers worldwide.

Bruker today offers a broad range of high-performance X-Ray diffraction, X-Ray fluorescence and X-Ray microanalysis systems, as well as EDS and EBSD analyzer accessories for electron microscopes for materials, life-science and nanotechnology research and analysis.  The Veeco SPM and OIM instruments are highly complementary to Bruker’s products, and the combined product portfolio is expected to make Bruker a global leader in materials research and nanotechnology analysis instrumentation.

Frank H. Laukien, Bruker President and CEO, commented: “Veeco’s SPM and OIM systems fit perfectly into Bruker’s high-performance scientific instruments strategy, and are highly complementary to our existing product portfolio.  We believe that this acquisition will expand the total addressable market segments for our materials and nanotechnology research and analysis systems to over two billion dollars annually.  Moreover, we believe this acquisition represents an excellent opportunity for Bruker to deploy its strong balance sheet, and we expect the acquisition to be accretive to both our GAAP and adjusted EPS in 2011.”

Dr. Laukien continued: “We are very impressed by the recent turnaround in the Veeco SPM and OIM instruments business, which was accomplished primarily through significant investment in research and development, and a drive for operational excellence and margin improvement.  This successful initiative has resulted in an impressive array of novel, proprietary technologies and innovative, customer-oriented products in the last two years. We are looking forward to having the capable SPM and OIM instrument teams in California, Arizona and in the international field organization join Bruker after the closing.  Most importantly, we are looking forward to welcoming the customers of the present Veeco SPM and OIM products to Bruker.  We are very committed to providing the highest level of applications support and technical service, as well as continued applications and product development to this customer base.”

John Peeler, Chief Executive Officer of Veeco, stated “The agreement to sell the SPM and OIM instruments division to Bruker will allow Veeco to focus on further expanding our LED, solar and data storage Process Equipment businesses.  We are pleased that Bruker, one of the world’s leading scientific instruments companies, will continue our SPM and OIM instruments businesses with a strong commitment to customer support and innovation.”

About Bruker Corporation

Bruker Corporation is a leading provider of high-performance scientific instruments and solutions for molecular and materials research, as well as for industrial and applied analysis. For more information about Bruker Corporation, please visit www.bruker.com.

About Veeco

Veeco Instruments Inc. designs, manufactures, markets and services enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Veeco’s product development, marketing, engineering and manufacturing facilities are located in New York, New Jersey, California, Colorado, Arizona, Massachusetts and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and Asia Pacific. http://www.veeco.com/

BRUKER CAUTIONARY STATEMENT

Any statements contained in this presentation that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, risks and uncertainties relating to adverse changes in conditions in the global economy and volatility in the capital markets, the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, realization of anticipated benefits from economic stimulus programs, intellectual property rights, litigation, and exposure to foreign currency fluctuations and other risk factors discussed from time to time in our filings with the Securities and Exchange Commission. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2009, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We expressly disclaim any intent or obligation to update these forward-looking statements other than as required by law.

FOR FURTHER INFORMATION:

Stacey Desrochers

Bruker Director of Investor Relations
T: +1-978-663-3660, ext. 1115
E: stacey.desrochers@bruker.com